Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Second Quarter 2018 Results

Ottawa, Illinois – August 02, 2018 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.4 million, or $0.11 per basic and diluted common share for the three months ended June 30, 2018, compared to net income of $0.5 million, or $0.14 per basic and diluted common share for the three months ended June 30, 2017. During the second quarter of 2018 the Company continued to experience strong loan demand. Non-performing loans increased slightly from $1.3 million at March 31, 2018 to $1.4 million at June 30, 2018, which increased the ratio of non-performing loans to gross loans from 0.56% at March 31, 2018 to 0.58% at June 30, 2018, but it remains lower than the 0.75% at December 31, 2017. Additionally, through June 30, 2018, the Company has repurchased a total of 83,235 shares of its common stock at an average price of $14.12 per share as part of the stock repurchase program announced on November 15, 2017.

Comparison of Results of Operations for the Three Months Ended June 30, 2018 and June 30, 2017

Net income for the three months ended June 30, 2018 was $0.4 million compared to net income of $0.5 million for the three months ended June 30, 2017. The decrease in net income of $0.1 million, or 23.6%, was primarily attributed to an increase in total other expenses of $0.2 million and a decrease in total other income of $0.1 million, partially off-set by an increase in net interest income after provision for loan losses of $0.1 million and a decrease in income tax expense of $0.1 million.

Net interest income increased by $0.2 million, or 7.6%, to $2.3 million for the three months ended June 30, 2018, from $2.1 million for the three months ended June 30, 2017. Interest and dividend income increased $0.4 million, or 16.0%, primarily due to an increase in the average balances of interest-earning assets of $31.6 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 34 basis points to 0.88% for the three months ended June 30, 2018. The net interest margin decreased 23 basis points, or 5.9% during the three months ended June 30, 2018 to 3.66% from 3.89%.

We recorded a provision for loan losses of approximately $0.2 million for both of the three-month periods ended June 30, 2018 and 2017. The allowance for loan losses was $2.5 million, or 1.14% of total gross loans at June 30, 2018 compared to $2.2 million, or 1.21% of gross loans at June 30, 2017. Net charge-offs during the second quarter of 2018 were approximately $0.2 million compared to $0.1 million during the second quarter of 2017. General reserves were higher at June 30, 2018, when compared to June 30, 2017, as the balances in all loan categories increased during the twelve months ended June 30, 2018. These increases to the allowance were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended June 30, 2018, as compared to the same period ended June 30, 2017. Additionally, specific reserves as of June 30, 2018 were lower than they were as of June 30, 2017.

Total other income remained consistent at $0.6 million for the three months ended June 30, 2018, and June 30, 2017.

Total other expense increased $0.2 million, or 11.6%, to $2.2 million for the three months ended June 30, 2018, as compared to $2.0 million for the three months ended June 30, 2017.  The increase was primarily due to higher other expenses, increased loan expenses, and higher salaries and employee benefits.

We recorded income tax expense of approximately $0.1 million for the three-month period ended June 30, 2018, as compared to approximately $0.2 million for the three-month period ended June 30, 2017. The decrease in income tax expense was primarily a result of the Tax Cut and Jobs Act (the “TCJA”) enacted on December 22, 2017, which reduces corporate tax rates from 34% to 21%.

Comparison of Results of Operations for the Six Months Ended June 30, 2018 and June 30, 2017

Net income was $0.8 million for both of the six-month periods ended June 30, 2018 and 2017.

Net interest income increased by $0.3 million, or 7.9%, to $4.5 million for the six months ended June 30, 2018, from $4.2 million for the six months ended June 30, 2017. Interest and dividend income increased $0.7 million, or 15.5%, primarily due to an increase in the average balances of interest-earning assets of $30.6 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 30 basis points to 0.83% for the six months ended June 30, 2018. The net interest margin decreased 21 basis points, or 5.5% during the six months ended June 30, 2018 to 3.64% from 3.85%.

We recorded a provision for loan losses of approximately $0.3 million for both of the six-month periods ended June 30, 2018 and 2017. The allowance for loan losses was $2.5 million, or 1.14% of total gross loans at June 30, 2018 compared to $2.2 million, or 1.21% of gross loans at June 30, 2017. Net charge-offs during the first six months of 2018 were approximately $0.2 million compared to $0.3 million during the first six months of 2017. General reserves were higher at June 30, 2018, when compared to June 30, 2017, as the balances in all loan categories increased during the twelve months ended June 30, 2018. These increases to the allowance were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended June 30, 2018, as compared to the same period ended June 30, 2017. Additionally, specific reserves as of June 30, 2018 were lower than they were as of June 30, 2017.

Total other income increased slightly to approximately $1.1 million for the six months ended June 30, 2018, as compared to approximately $1.0 million for the six months ended June 30, 2017. The increase was primarily due to increases in loan origination and servicing income and in the gain on sale of foreclosed real estate, partially off-set by decreases in gains on sale of securities and other income.

Total other expense increased $0.4 million, or 9.3%, to $4.2 million for the six months ended June 30, 2018, as compared to $3.8 million for the six months ended June 30, 2017.  The increase was primarily due to higher other expenses, increased loan expenses, and higher salaries and employee benefits.

We recorded income tax expense of approximately $0.3 million for both of the six-month periods ended June 30, 2018 and 2017.

Comparison of Financial Condition at June 30, 2018 and December 31, 2017

Total consolidated assets as of June 30, 2018 were $273.8 million, an increase of $18.4 million, or 7.2%, from $255.4 million at December 31, 2017.  The increase was primarily due to an increase of $13.5 million in the net loan portfolio, an increase in cash and cash equivalents of $2.3 million, an increase in federal funds sold of $2.7 million, and an increase in other assets of $0.4 million, partially off-set by decreases in securities available for sale of $0.5 million and decreases in non-marketable equity securities of $0.1 million.

Cash and cash equivalents increased $2.3 million, or 60.8%, to $6.1 million at June 30, 2018 from $3.8 million at December 31, 2017. The increase in cash and cash equivalents was primarily a result of cash provided by financing activities of $17.9 million and cash provided by operating activities of $0.7 million exceeding cash used in investing activities of $16.3 million.

Securities available for sale decreased $0.4 million, or 1.9%, to $25.6 million at June 30, 2018 from $26.0 million at December 31, 2017, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased by $13.5 million, or 6.5% to $220.5 million at June 30, 2018 compared to $207.0 million at December 31, 2017 primarily as a result of a $5.9 million increase in one-to-four family loans, a $5.0 million increase in purchased auto loans, a $3.7 million increase in consumer direct loans, a $1.3 million increase in non-residential real estate loans, and a $0.6 million increase in multi-family residential loans, partially off-set by a $3.0 million decrease in commercial loans.

Total deposits increased $24.9 million, or 13.7%, to $207.7 million at June 30, 2018 from $182.8 million at December 31, 2017. At June 30, 2018 checking accounts increased by $12.9 million, money market accounts increased by $0.4 million, savings accounts increased by $0.3 million and certificates of deposit increased by $11.3 million as compared to December 31, 2017.

FHLB advances decreased $6.0 million, or 39.8% to $9.1 million at June 30, 2018 compared to $15.1 million at December 31, 2017.

Stockholders’ equity decreased approximately $0.6 million, or 1.2% to $52.5 million at June 30, 2018 from $53.1 million at December 31, 2017. The decrease reflects $0.9 million to repurchase and cancel 65,635 outstanding shares, $0.5 million in dividends and a decrease in other comprehensive income of $0.2 million related to a decrease in the fair value of securities available for sale. These decreases were partially off-set by net income of $0.8 million for the six months ended June 30, 2018 and proceeds from stock options exercised and the allocation of ESOP shares totaling approximately $0.2 million.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
June 30, 2018 and December 31, 2017
(Unaudited)
	June 30,	December 31,
	2018	2017
Assets
Cash and due from banks	$4,214,064	$2,426,924
Interest bearing deposits	1,826,612	1,328,893
Total cash and cash equivalents	6,040,676	3,755,817
Time deposits	250,000	250,000
Federal funds sold	3,653,000	939,000
Securities available for sale	25,556,036	26,045,675
Non-marketable equity securities	769,121	918,387
Loans, net of allowance for loan losses of $2,545,986 and $2,472,446
at June 30, 2018 and December 31, 2017, respectively	220,488,283	207,035,091
Loans held for sale	594,227	499,375
Premises and equipment, net	6,613,552	6,670,088
Accrued interest receivable	840,469	794,449
Foreclosed real estate	85,000	84,100
Deferred tax assets	1,991,467	1,870,490
Cash surrender value of life insurance	2,317,435	2,293,800
Goodwill	649,869	649,869
Core deposit intangible	257,000	286,000
Other assets	3,727,843	3,307,734
Total assets	$273,833,978	$255,399,875
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$12,309,330	$11,562,801
Interest bearing	195,420,844	171,211,823
Total deposits	207,730,174	182,774,624
Accrued interest payable	6,003	661
FHLB advances	9,097,227	15,105,287
Federal funds purchased	329,100	-
Other liabilities	4,212,119	4,416,368
Total liabilities	221,374,623	202,296,940
Commitments and contingencies
Redeemable common stock held by ESOP plan	-	1,202,014
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,400,160 and 3,451,802 shares issued at June 30, 2018 and December 31, 2017, respectively	34,002	34,518
Additional paid-in-capital	36,138,342	36,949,508
Retained earnings	18,022,135	17,720,962
Unallocated ESOP shares	(1,665,624)	(1,754,632)
Unearned management recognition plan shares	-	-
Accumulated other comprehensive (loss) income	(69,500)	152,579
Total stockholders' equity	52,459,355	53,102,935

Total liabilities and stockholders' equity	$273,833,978	$255,399,875

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2018 and 2017
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans	$2,546,964	$2,114,434	$4,945,633	$4,087,184
Securities:
Residential mortgage-backed and related securities	71,353	126,148	138,819	262,016
State and municipal securities	103,203	126,939	203,651	257,568
Dividends on non-marketable equity securities	5,208	1,548	9,394	3,342
Interest-bearing deposits	29,554	6,725	45,348	16,046
Total interest and dividend income	2,756,282	2,375,794	5,342,845	4,626,156
Interest expense:
Deposits	400,605	223,208	733,129	428,477
Borrowings	48,401	8,064	96,545	15,060
Total interest expense	449,006	231,272	829,674	443,537
Net interest income	2,307,276	2,144,522	4,513,171	4,182,619
Provision for loan losses	187,000	160,000	312,500	250,000
Net interest income after provision for loan losses	2,120,276	1,984,522	4,200,671	3,932,619
Other income:
Gain on sale of securities	-	21,160	-	21,202
Gain on sale of loans	175,660	209,892	308,871	316,985
Gain on sale of foreclosed real estate	-	-	42,035	24,060
Gain on sale of repossessed assets	3,626	11,252	4,183	14,296
Loan origination and servicing income	208,146	202,718	371,018	303,709
Origination of mortgage servicing rights, net of amortization	9,999	18,701	22,853	34,112
Customer service fees	126,012	121,212	249,007	237,071
Increase in cash surrender value of life insurance	11,865	12,158	23,635	24,182
Other	23,696	32,139	48,634	60,105
Total other income	559,004	629,232	1,070,236	1,035,722
Other expenses:
Salaries and employee benefits	1,103,496	1,083,157	2,115,940	2,077,523
Directors fees	46,750	40,800	94,750	81,600
Occupancy	160,390	162,241	334,461	325,780
Deposit insurance premium	16,430	12,697	32,826	26,211
Legal and professional services	100,949	93,964	189,650	190,122
Data processing	161,121	152,614	315,894	291,107
Loss on sale of securities	-	7,566	-	7,566
Loan expense	193,862	132,120	362,669	250,443
Valuation adjustments and expenses on foreclosed real estate	11,788	2,060	20,800	7,522
Loss on sale of OREO	2,438	-	2,438	-
Loss on sale of repossessed assets	1,156	-	4,421	274
Other	412,323	293,094	676,739	538,179
Total other expenses	2,210,703	1,980,313	4,150,588	3,796,327
Income before income tax expense	468,577	633,441	1,120,319	1,172,014
Income tax expense	112,704	167,896	284,864	349,169
Net income	$355,873	$465,545	$835,455	$822,845
Basic earnings per share	$0.11	$0.14	$0.26	$0.25
Diluted earnings per share	$0.11	$0.14	$0.26	$0.25
Dividends per share	$0.05	$0.04	$0.165	$0.08

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)
	At June 30,	At December 31,
	2018	2017
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$273,834	$255,400
Loans, net (1)	220,488	207,035
Securities available for sale	25,556	26,046
Deposits	207,730	182,775
Stockholders' Equity	52,459	51,901
Book Value per common share	$15.43	$15.04
Tangible Book Value per common share (2)	$15.16	$14.76
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses. (2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,756	$2,376	$5,343	$4,626
Total interest expense	449	231	830	443
Net interest income	2,307	2,145	4,513	4,183
Provision for loan losses	187	160	312	250
Other income	559	629	1,070	1,035
Other expense	2,210	1,980	4,151	3,796
Income tax expense	113	168	285	349
Net income	$356	$466	$835	$823
Basic earnings per share	$0.11	$0.14	$0.26	$0.25
Diluted earnings per share	$0.11	$0.14	$0.26	$0.25
Dividends per share	$0.05	$0.04	$0.165	$0.08

	At or for the Three Months Ended		At or for the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Performance Ratios:
Return on average assets	0.52%	0.78%	0.63%	0.70%
Return on average stockholders' equity	2.71	3.48	3.17	3.08
Average stockholders' equity to average assets	19.26	22.36	19.73	22.58
Stockholders' equity to total assets at end of period	19.16	20.79	19.16	20.79
Net interest rate spread (1)	3.48	3.76	3.48	3.73
Net interest margin (2)	3.66	3.89	3.64	3.85
Average interest-earning assets to average interest-bearing liabilities	124.06	129.67	123.91	129.19
Other expense to average assets	0.81	0.83	1.55	1.61
Efficiency ratio (3)	77.11	71.38	74.33	72.73
Dividend payout ratio	45.45	28.57	63.46	32.00

	At June 30,	At December 31,
	2018	2017
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.47%	22.52%
Tier 1 core capital (to risk-weighted assets)	20.24	21.27
Common equity Tier 1 (to risk-weighted assets)	20.24	21.27
Tier 1 leverage (to adjusted total assets)	15.62	16.21
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.21	0.18
Allowance for loan losses to gross loans outstanding	1.14	1.18
Non-performing loans to gross loans (5)	0.58	0.75
Non-performing assets to total assets (5)	0.51	0.65
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.
(5) Nonperforming loans and assets include accruing loans past due 90 days or more.

Contact:
Jon Kranov
President and Chief Executive Officer
(815) 366-5436